EXHIBIT 99

Investor Inquiries	Media Inquiries
Anne Ireland	Melissa Pagan
Director, Corporate Development	Sr. Manager, Corporate Communications
(847) 968-0200	(847) 371-5067

CDW Announces April Sales Results

VERNON HILLS, Ill. - May 12, 2003 - CDW Computer Centers, Inc. (Nasdaq: CDWC) today announced sales results for April 2003 of $348.1 million, compared with sales of $351.4 million for April 2002. Both months had 22 billing days.

“We continue to experience strong double-digit growth in the public sector,” commented John A. Edwardson, CDW’s chairman and chief executive officer. “However, the market remains soft in the corporate sector.”

The Company will report May 2003 sales results on June 11, 2003.

About CDW

CDW® (Nasdaq: CDWC), ranked No. 381 on the FORTUNE 500, is a leading provider of technology solutions for businesses, government agencies and educational institutions nationwide. CDW is a principal source of technology products and services including top name brands such as APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic. CDW distributes contracts to end users for customized and standardized on-site services supplied directly by providers such as HP Services and Unisys and for training programs provided by firms such as KnowledgeNet and Productivity Point International.

CDW was founded in 1984 as a home-based business and today employs over 3,000 coworkers whose efforts generated net sales of more than $4.2 billion in 2002. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company’s award-winning CDW.com Web site or customized CDW@work™ extranets; custom configured solutions and same day shipping; and pre- and post-sales technical support, with more than 100 factory-trained and A+ certified technicians on staff. Additional information can be found by visiting CDW.com.